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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-67976, Form S-3 No. 333-60146, Form S-3 MEF No. 333-64112,
Form S-8 No. 333-98437, Form S-8 No. 333-50506, and Form S-8 No. 333-24263) of
D&K Healthcare Resources, Inc., of our report dated June 26, 2003 (except Note 6, as to which the date is July 17, 2003), with respect to the consolidated balance sheet of Walsh HealthCare Solutions, Inc., and subsidiaries as of April 30, 2003, and the consolidated statements of operations, stockholders' equity, and cash flows for the year ended April 30, 2003, included in this Current Report on Amendment No. 1 Form 8-K/A of D&K Healthcare Resources, Inc., dated February 13, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Little Rock, Arkansas
February 11, 2004